Exhibit 99.1


                 WIRELESS FRONTIER INTERNET ANNOUNCES A NEW CFO


FORT STOCKTON, Texas--(BUSINESS WIRE)--June 10, 2004--Wireless Frontier Internet Inc. (Pink Sheets:WFRI), an industry-leading provider of wireless broadband internet access for rural-based home and business consumers announces that Kelly
E. Simmons has joined the company as its new Chief Financial Officer.

Mr. Simmons, a Texas CPA, has over 25 years experience in financial management including accounting, SEC reporting, mergers and acquisitions, information systems, and investor relations.

From 1988 to 2000, Mr. Simmons held various positions, including CFO, with two affiliated public companies, US Long Distance (NASDAQ: USLD) and Billing Concepts (NASDAQ: BILL) which grew from $2M in 1988 to over $500M in 1999 with over 1,200 employees. "BILL" was the 6th most profitable company on NASDAQ in 1998, 13th in 1997. USLD grew largely through acquisitions, and Mr. Simmons led that activity for the company. Most recently Mr. Simmons was with Edgen Corporation, a private company owner of pipe distributorships in 20 states around the country. Edgen was also developed through acquisitions.

"Kelly has a wealth of knowledge of public company transactions that are closely aligned to our business model and focus. He also has broad Corporate Board experience that is critical in light of the requirements of the Sarbanes-Oxley Act of 2002. We are very glad to have Mr. Simmons on board," commented Alex Gonzalez, Chairman and CEO of Wireless Frontier Internet.

Mr. Simmons' education includes a Bachelor of Science degree in Business Administration (Double major of Finance and Accounting) from Louisiana State University in 1978. He was also Captain of the LSU football team.

Wireless Frontier also confirmed today that it has ceased acquisition discussions with IPVoice Communications, Inc. (OTCBB:IPVO). The two companies had announced a March 2nd Letter of Intent (LOI) to explore the combination of the operations of the two companies.

"We remain committed to growing our business in rural areas, delivering wireless broadband services to an underserved portion of the marketplace. Our decision to cease discussions with IPVoice resulted from our conviction that our goals are not compatible with those of IPVoice," stated Alex Gonzalez, Chief Executive Officer of Wireless Frontier.

Founded in 1998, Wireless Frontier Internet is a leader in wireless broadband deployment. The Company currently services over 130 cities in Texas and Kansas, and is expanding nationally in Rural America. Wireless Frontier can be contacted at 432-336-0336 or by visiting our Web site at www.wirelessfrontier.net.

NOTES ABOUT FORWARD-LOOKING STATEMENTS

Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment.

We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SOURCE:   Wireless Frontier Internet, Inc.

CONTACT:  Investor Relations Department, Jaime Velasco

          ir@wirelessfrontier.net
          -----------------------
          (432) 336.0336